EXHIBIT 99.1



MILITARY RESALE GROUP APPOINTS NICK KONTONICOLAS OF THE C. TRADE GROUP TO THE BOARD OF DIRECTORS.

COLORADO SPRINGS--(Market Wire)--July 6, 2005 10:00 AM. Military Resale Group, Inc. ( MYRG.PK) today announced that the Board of Directors, has appointed Nick Kontonicolas, CEO of The C. Trade Group to serve as a member of the Board of Directors until he is formally elected at the next shareholders meeting

Mr. Kontonicolas added, "I'm very excited to be working with Ed Whelan in developing this company. I have been working with companies that specialize in water and hydrocarbon remediation solutions. C.Trade Group of Companies CEO, Mr. Nick Kontonicolas stated that he together with Military Resale Group would like to offer remediation solutions for Military bases and installations around the US. C.Trade Group seeks out the most efficient methods for remediating sludge buildup in underground tanks and in marine petroleum tankers. Furthermore, there are many military bases with soil contamination due to fuel and petroleum seepage. We believe that this new direction for MYRG will bring in more revenues and opportunitires for growth. MYRG is simply expanding the services it presently offers it's military customers. Please follow our future press releases outling the processes and applications of this new product line to be offered by MYRG.

ABOUT MILITARY RESALE GROUP, INC.

Military Resale Group, Inc. ("MYRG.PK") is a regional distributor of grocery and household items specializing in distribution to the military market. MYRG distributes a wide variety of items, including fresh and frozen meat and poultry, seafood, frozen foods, canned and dry goods, beverages, dairy products, paper goods and cleaning and other supplies. MYRG's operations are currently directed to servicing the commissary at each of six military installations located in Colorado, Wyoming, and South Dakota, including the Air Force Academy located in Colorado Springs, Colorado. We are approved by the Department of Defense to contract with military commissaries and exchanges.

FORWARD-LOOKING STATEMENTS AND COMMENTS IN THIS PRESS RELEASE ARE MADE PURSUANT TO SAFE HARBOR PROVISIONS OF THE SECURITIES EXCHANGE ACT OF 1934. CERTAIN STATEMENTS, WHICH DESCRIBE MILITARY RESALE GROUP, INC.'S INTENTIONS, EXPECTATIONS OR PREDICTIONS, ARE FORWARD-LOOKING AND ARE SUBJECT TO IMPORTANT RISKS AND UNCERTAINTIES. THE RESULTS OR EVENTS PREDICTED IN THESE STATEMENTS MAY DIFFER MATERIALLY FROM ACTUAL RESULTS OR EVENTS. NUMEROUS FACTORS, KNOWN AND UNKNOWN TO MILITARY RESALE GROUP, INC., COULD CAUSE RESULTS OR EVENTS TO DIFFER FROM CURRENT EXPECTATIONS.

CONTACT: Military Resale Group, Inc.                   C. Trade Group
Edward T. Whelan, 719-391-4564 x103     or      Nick Kontonicolas, 212- 709-8083
Email: ed@myrg.net                              Email: ctradeusa@juno.com


Mackey Freise, 719-540-9632 (Investors and Press)
Mackey Freise & Associates
Email: mackey@mackeyfreise.com

SOURCE: Military Resale Group, Inc.